Exhibit 99.1

FOR IMMEDIATE RELEASE

Edison International Announces Completion of 2020 Financing Plan

ROSEMEAD, Calif., May 13, 2020 - Edison International (NYSE: EIX) today announced it has completed an $800 million common stock offering in a registered direct placement. This new equity capital is being provided by a number of existing investors. The shares will be sold at a price of $56.41 per share, which was the closing price on May 12, 2020, the last trading day prior to entering into this transaction. The transaction is expected to close on May 15, 2020, subject to customary closing conditions, and is expected to result in net proceeds of $785 million.

This $800 million transaction adds to the approximately $100 million of equity raised in the first quarter to complete Edison International’s previously disclosed 2020 financing plan. The 2020 financing plan also included $400 million of debt, which was issued earlier this year.

“The timely execution of this equity issuance further derisks our balance sheet,” said Pedro J. Pizarro, president and chief executive officer of Edison International. “We expect minimal equity requirements to fund our ongoing capital expenditures program beyond 2020 based on our underlying assumptions for our core business.”

Pizarro added, “This equity investment, which reflects strong demand from long-term institutional investors, supports substantial investment opportunities at our subsidiary, Southern California Edison, including its ongoing wildfire mitigation efforts and its role in creating a clean energy future. SCE has a robust capital program over the next few years that, if approved by its regulator, will invest more than $5 billion annually on infrastructure replacement, transportation electrification, transmission infrastructure and wildfire mitigation.”

Moelis & Company, Citigroup, J.P. Morgan and Barclays are serving as placement agents to Edison International and are represented by Cleary Gottlieb Steen & Hamilton LLP. Wachtell, Lipton, Rosen & Katz and Munger, Tolles & Olson LLP are serving as legal advisors to Edison International.

About Edison International

Edison International (NYSE: EIX), through its subsidiaries, is a distributor and generator of electric power, as well as a provider of energy services and technologies, including renewable energy. Headquartered in Rosemead, California, Edison International is the parent company of Southern California Edison, one of the nation’s largest electric utilities. Edison International is also the parent company of Edison Energy, a portfolio of competitive businesses that provide commercial and industrial customers with energy management and procurement services. Edison Energy is independent from Southern California Edison.

Safe Harbor Statement for Investors

Statements contained in this press release about expectations of capital spending and financing, and other statements that do not directly relate to a historical or current fact, are forward-looking statements. In this press release, the words “expects,” “will,” and variations of such words and similar expressions, or discussions of strategy, plans or actions, are intended to identify forward-looking statements. Such statements reflect our current expectations; however, such statements necessarily involve risks and uncertainties. Actual results could differ materially from current expectations. Other important factors are discussed in Edison International’s Form 10-K, most recent Form 10-Q and other reports filed with the Securities and Exchange Commission, which are available on our website: edisoninvestor.com. Edison International has no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise.

Investor relations contact:

Sam Ramraj, (626) 302-2540

Media relations contact:

Jeff Monford, (626) 302-5478